WEBSITE BANNER ADVERTISING AGREEMENT

THIS AGREEMENT is made the 15th day of October, 2014 by and between Supreme Legal, Inc. (“Supreme”) and Rapid Construction Lien, LLC (“Advertiser”)

1.	Advertiser acknowledges that the sole obligation of Supreme Inc. ("Supreme") is to display an advertising banner (the "Banner") from Advertiser which conforms to the specifications set forth elsewhere in the insertion order attached as Annex “A” hereto (the insertion order and these General Terms and Conditions are referred to collectively herein as the "Agreement"). In this regard, Advertiser agrees that (i) Supreme has the right to market, display, perform, transmit and promote the Banner, and (ii) users of Supreme's services have the right to access and use the Banner and any content and/or services directly linked to the Banner (the "Advertiser Web Content").

2.	Advertising will be invoiced monthly on the first of each month, and payment in full will be due upon receipt of the invoice. Payment for all Gaming, Tobacco, or Alcohol Advertisers will be due and paid in advance in monthly installments. The first monthly payment must be paid prior to the display of the first of the Banners. Subsequent monthly installments will be due and must be paid on the first of each month thereafter. Advertiser understands that once this Agreement is executed there shall be no refunds or proration of rates or monthly installment payments if Advertiser elects to discontinue display of the Banner prior to the expiration of the advertising term. Orders are accepted subject to the terms and provisions of the current rate card. Advertising rates set forth in the rate card are subject to change; any rate changes will apply to any additional advertising services requested by Advertiser after such rate change.

3.	Under no circumstances shall Supreme be liable to the advertiser for indirect, incidental, consequential, special or exemplary damages (even if such damages are foreseeable, and whether or not Supreme has been advised of the possibility of such damages) arising from any aspect of the advertising relationship provided for herein. Supreme shall in no event be liable to Advertiser for more than the total amount paid to Supreme by Advertiser hereunder. Supreme makes no representations, and hereby expressly disclaims all warranties, express or implied, regarding Supreme's services or any portion thereof, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Without limiting the generality of the foregoing, Supreme specifically disclaims any warranty regarding (i) the number of persons who will access the Banner and (ii) any benefit Advertiser might obtain from including the banner within Supreme's Web site.

4.	Advertiser is solely responsible for any legal liability arising out of or relating to the Banner and/or the Advertiser Web Content. Advertiser represents and warrants that (1) the Banner complies with Supreme's advertising standards; (2) Advertiser holds the necessary rights to permit the use of the Banner by Supreme for the purposes of this Agreement (3) the use, reproduction, distribution or transmission of the Banner will not violate any criminal laws, rules or regulations or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity; (4) neither the Banner nor the Advertiser's Web Content shall advertise or enable the sale of alcohol to persons under 21; (5) neither the Banner nor the Advertiser's Web Content shall advertise or enable the sale of tobacco or tobacco products to persons under 21; and (6) Advertiser's Web Content complies with all laws, rules and regulations of the state, country or territory in which it is located. Advertiser agrees to indemnify Supreme and to hold Supreme harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by Supreme, arising out of or related to Advertiser's breach of any of the foregoing representations and warranties.

5.	Supreme reserves the right to reject any advertising which is not consistent with Supreme's standards. In addition, Supreme shall have the right, at any time, to remove any of Advertiser's advertising and/or terminate this agreement if Supreme determines, in its sole discretion, that the Banner, Advertiser Web Content or any portion thereof (1) violates Supreme's then applicable advertising policy; (2) violates any law, rule or regulation or if Supreme is directed to do so by any law enforcement agency; or (iii) is otherwise objectionable to Supreme, in which event Supreme shall refund to Advertiser a pro rata portion of the fee which Advertiser has paid to Supreme for display of the Banner (if Advertiser has paid Supreme a flat fee).

6.	Supreme and Advertiser are independent contractors, and neither Supreme nor Advertiser is an agent, representative or partner of the other. Supreme may terminate this Agreement at any time in the event of material breach of this Agreement by Advertiser. This Agreement sets forth the entire agreement between Advertiser and Supreme, and supersedes any and all prior agreements (whether written or oral) of Supreme and Advertiser with respect to the subject matter set forth herein; provided, however, that all pricing will be governed by Supreme's then-current rate card, whether in print or electronic form. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties. This Agreement shall be interpreted, construed and enforced in all respects in accordance with laws of the State of Nevada, without regard to the actual state or country of incorporation or residence of Advertiser. Advertiser hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Nevada and the federal courts situated in the State of Nevada in connection with any action arising under this Agreement. Advertiser may not assign this Agreement, in whole or in part.

Agreed to and accepted this 15th day of October, 2014

SUPREME LEGAL, INC.,	RAPID CONSTRUCTION LIEN LLC

/s/J.W. Harper	/s/ Megan Ruettiger
__________________________	____________________________
By: J.W. Harper	By: Megan Ruettiger
Its: Chief Executive Officer	Its: Managing Member

ANNEX “A”

SUPREME LEGAL ADVERTISING AGREEMENT

Supreme Legal Inc.

3651 Lindell Road Suite D1090

Las Vegas, NV 89103

Advertiser:	Rapid Construction Lien, LLC
Contact Name:	Megan Ruettiger
Contact #
Email	mr@rapiconstructionlien.com
Start Date:	October 1, 2014
End Date:	July 31, 2015
Impressions	Up to 20,000/Mo
Cost Per Impression	$0.05
Min. Mon Payment	$1,000.00

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